FOR IMMEDIATE RELEASE
Lear Contact:
Mel Stephens
(248) 447-1624
Lear Adjourns Annual Meeting to July 16, 2007
     Southfield, Mich., July 12, 2007 — Lear Corporation [NYSE: LEA] (“Lear”), a leading global supplier of automotive seating, electronics and electrical distribution systems, today announced that in conjunction with the recently amended Merger Agreement with American Real Estate Partners, L.P. [NYSE: ACP] (“AREP), it convened its Annual Meeting of Stockholders at 10:00 a.m. (Eastern Time) and then immediately adjourned the meeting, with no vote being taken on any matter, until Monday, July 16, 2007 at 1:00 p.m. (Eastern Time).
     The location for the July 16, 2007 meeting is the Hotel du Pont, located on 11th and Market Streets, Wilmington, Delaware 19801. Lear stockholders of record as of May 14, 2007 are eligible to vote on the Merger Proposal and other matters that will be considered at the July 16, 2007 meeting.
     Lear stockholders are encouraged to read the definitive Proxy Statement and Supplements for complete details regarding the Merger Proposal.
About Lear
     Lear Corporation is one of the world’s largest suppliers of automotive seating systems, electronic products and electrical distribution systems. In 2006, Lear ranked #130 among the Fortune 500. Lear’s world-class products are designed, engineered and manufactured by a diverse team of more than 90,000 employees at 236 facilities in 33 countries. Lear’s headquarters are in Southfield, Michigan. Lear is traded on the New York Stock Exchange under the symbol [LEA]. Further information about Lear is available on the Internet at http://www.lear.com.
About AREP
     American Real Estate Partners, L.P. (“AREP”), a master limited partnership, is a diversified holding company engaged in a three primary business segments: Gaming, Real Estate and Home Fashion. AREP is traded on the New York Stock Exchange under the symbol [ACP]. To learn more about AREP, please visit the Internet at http://www.arep.com.

Important Additional Information has been filed with the SEC
     In connection with the proposed merger, Lear filed a definitive Proxy Statement, and Supplements thereto, with the Securities and Exchange Commission (“SEC”) on May 23, 2007 and June 18, 2007, respectively, for its stockholders’ meeting. A further Supplement covering the terms of the amended Merger Agreement was filed with the SEC on July 9, 2007. Lear has also filed with the SEC additional materials regarding the meeting. Before making any voting decision, Lear’s stockholders are urged to read the Proxy Statement, as supplemented, regarding the merger carefully in its entirety because it contains important information about the proposed transaction. Lear’s stockholders and other interested parties may also obtain, without charge, a copy of the Proxy Statement and other relevant documents filed with the SEC from the SEC’s website at http://www.sec.gov. Lear’s stockholders and other interested parties may also obtain, without charge, a copy of the Proxy Statement and other relevant documents by directing such request to Lear Corporation, 21557 Telegraph Road, P.O. Box 5008, Southfield, Michigan 48086-5008, Attention: Investor Relations, or through Lear’s website at www.lear.com.
     Lear and its directors and officers may be deemed to be participants in the solicitation of proxies from Lear’s stockholders with respect to the merger. Information about Lear’s directors and executive officers and their ownership of Lear’s common stock is set forth in the Proxy Statement. Stockholders and investors may obtain additional information regarding the interests of Lear and its directors and executive officers in the merger, which may be different than those of Lear’s stockholders generally, by reading the Proxy Statement and other relevant documents regarding the merger, which have been, and which may in the future be, filed with the SEC.
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